Exhibit 99.1

ATN International Advances Strategic Priorities With Sale of U.S. Tower Portfolio

Beverly, MA (February 11, 2026) – ATN International, Inc. (“ATN” or the “Company”) (Nasdaq: ATNI), a leading provider of digital infrastructure and communications services, today announced that Commnet Wireless, LLC and certain of its subsidiaries have entered into a Purchase and Sale Agreement with an affiliate of Everest Infrastructure Partners, Inc. (“Everest”) a leading provider of wireless infrastructure, to divest its portfolio of 214 Southwestern U.S. towers and related operations (“Tower Portfolio”) for up to $297 million in an all cash transaction (the “Transaction”).

The Company currently expects estimated taxes, payments to minority investors in the Tower Portfolio, and transaction-related expenses will total approximately 25% to 30% of the gross proceeds received.

“This transaction allows us to unlock the inherent value of our tower portfolio—an asset built through years of disciplined capital allocation and operational excellence,” said Brad Martin, ATN’s Chief Executive Officer. “Our strategic objective remains unchanged: to build a stronger, more efficient, and resilient ATN that delivers sustainable, long-term value for our shareholders. We plan to use the proceeds to reduce debt, invest in our existing operations, and advance select growth opportunities. This transaction, combined with the operational improvements we have delivered over the past year, enhances our financial flexibility and strengthens our ability to invest in sustainable, long-term value creation.”

The Company expects the initial closing of the Transaction to occur in the second quarter of 2026 (the “Initial Closing”) generating gross proceeds of approximately $250 to $270 million. Of this Initial Closing amount, approximately $20 to $35 million will be subject to resolution of certain post-closing conditions within twelve months. Subsequent closings, totaling approximately $27 to $47 million, are anticipated to occur over the twelve months following the Initial Closing, subject to the achievement of specified construction and operational milestones at designated sites within the Tower Portfolio.

Company Confidential

Upon full completion of the Transaction, the Company expects the estimated twelve-month impact (excluding timing effects of staged closings) on consolidated and US Telecom segment revenue, operating income, and EBITDA1 would result in reductions of approximately $5 to $7 million, $4 to $6 million, and $10 to $13 million, respectively. These estimates reflect the impact of removing the Tower Portfolio contributions on an annualized basis. The Company intends to allocate approximately $70 million of the initial Transaction proceeds to repay borrowings under its CoBank revolving credit facility.

“This acquisition adds a high-quality portfolio of communications tower assets to our growing U.S. footprint. These towers offer significant additional capacity, and we expect strong future tenant growth across the portfolio. We look forward to partnering with existing and future customers to invest in reliable wireless coverage throughout the Southwestern United States, while continuing to work closely with the teams supporting these sites to deliver high-quality communications networks across the region,” said Mike Mackey, President of Everest.

The Transaction is subject to customary closing conditions, including certain third-party consents and the expiration of any waiting period under the Hart-Scott-Rodino Act. Please refer to the Company’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) for additional details on the Transaction.

About Everest Infrastructure Partners, Inc.

Everest Infrastructure Partners, based in Pittsburgh, PA, is one of the largest and fastest-growing wireless tower companies in the world. Everest owns and markets thousands of wireless infrastructure locations that help connect today’s rapidly evolving communications networks. We are a team of industry veterans with expertise in delivering mission-critical solutions to hundreds of network operator customers. Since its inception in 2015, Everest has raised capital commitments in excess of $2.0 billion.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, MA, is a leading provider of digital infrastructure and communications services for all. The Company operates in the United States and internationally, including the Caribbean region, with a focus on rural and remote markets with a growing demand for infrastructure investments. The Company’s operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential, business, and government customers, including a range of high-speed Internet and data services, fixed and mobile wireless solutions, and video and voice services; and (ii) carrier and enterprise communications services, such as terrestrial and submarine fiber optic transport, and communications tower facilities. For more information, please visit www.atni.com.

1 EBITDA is a non-GAAP financial measure. Please see their definitions in the “Use of Non-GAAP Financial Measures and Definitions of Terms” below.

Company Confidential

Advisors

Rothschild & Co acted as the sole financial advisor, and Lape Mansfield Nakasian + Gibson, LLC is acting as legal advisor to ATN.

Use of Non-GAAP Financial Measures and Definition of Terms

In addition to financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), this press release also contains the non-GAAP financial measure of EBITDA, which is defined as Operating income (loss) before depreciation and amortization expense.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to, among other matters, the Company’s future financial performance, business goals and objectives, results of operations, and capital investments. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including: (i) the ability to receive the requisite regulatory consents and approvals to consummate the transaction; and (ii) the satisfaction of the other conditions to completion of the transaction and (iii) with respect to the use of proceeds, the timing, manner and extent to which such proceeds are deployed may be affected by future market conditions, potential changes in tax laws and the Company's ability to develop corporate investment and strategic opportunities meeting its criteria. The information set forth herein speaks only as of the date hereof, and the Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contact

Michele Satrowsky	Adam Rogers
Corporate Treasurer	Investor Relations
ATN International, Inc.	Sharon Merrill Advisors,Inc.
IR@atni.com	ATNI@investorrelations.com
978-619-1300

Company Confidential

Table 1

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

Estimated Twelve-month Impact of Sale of Tower Portfolio:

	Range
	Low *	High *
Revenue increase (decrease)	$(5,000)	$(7,000)

Operating expense (increase) decrease	(5,000)	(6,000)
Depreciation expense (increase) decrease	6,000	7,000

Operating Income increase (decrease)	$(4,000)	$(6,000)

Adjustment from Operating Income to EBITDA:
Depreciation expense increase (decrease)	(6,000)	(7,000)

EBITDA increase (decrease)	$(10,000)	$(13,000)

* The low range assumes the Intial Closing sites and the high end assumes all sites.

4